UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 2, 2015
Date of Report (Date of earliest event reported)

NOVATION COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-13533	74-2830661
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2114 Central Street, Suite 600, Kansas City, MO 64108
(Address of principal executive offices) (Zip Code)
(816) 237-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Novation Companies, Inc. (the “Company”) has conducted a review of the Company’s executive compensation program in order to better align it to evolving compensation best practices and industry norms. This review was conducted by the independent directors with the assistance of a compensation consultant. On January 22, 2015, the Committee held its regular meeting and, as part of this compensation review, it considered amendments to the Company’s 2004 Incentive Stock Plan, as amended, and to certain Stock Option Agreements. After further deliberation by members of the Committee, on March 2, 2015, the Committee approved the amendments to the Stock Option Agreements and recommended an amendment to the Company’s 2004 Incentive Stock Plan to the Board, which the Board subsequently approved at a meeting on March 2, 2015.
Amendment of the 2004 Stock Incentive Plan to Implement “Double Trigger” Acceleration upon a Change of Control
The Company amended and restated its 2004 Stock Incentive Plan (as amended, the “Plan”). The Plan previously provided for acceleration of the vesting of awards under the Plan upon the occurrence of a “change of control” of the Company, known as a “single trigger” acceleration.
Following the amendment, the Plan now provides that the vesting of awards will accelerate only (i) where the successor to the Company following a change of control does not assume or continue existing awards or provide for new awards of similar value (including vesting and exercisability periods that are the same or more favorable to participants) under a new incentive plan or (ii) if the awards are so assumed, continued or replaced, where the Company or its successor terminates the participant without cause within 18 months of the change of control event.
The new definition of “change of control” under the Plan includes a stockholder-approved sale of all or substantially all of the assets of the Company or plan of liquidation or events (including a merger or consolidation) resulting in a 50% or more change in the direct or indirect ownership of the voting securities of the Company or the members of the Board. The new change of control provisions of the Plan (as amended) will apply to any awards granted under the Plan on or after March 2, 2015 and, for prior awards, to any participants who expressly consent to the new change of control provisions.
Amendment of Stock Option Agreements for Chief Executive Officer and Chief Financial Officer
The Company has entered into an Amended and Restated Stock Option Agreement with W. Lance Anderson, effective March 2, 2015 (the “Anderson Amendment”), which amends and restates Mr. Anderson’s previous Stock Option Agreement dated as of March 15, 2011, and an Amended and Restated Employee Non-Qualified Stock Option Agreement with Rodney E. Schwatken, effective March 2, 2015 (the “Schwatken Amendment”), which amends and restates Mr. Schwatken’s previous Employee Non-Qualified Stock Option Agreement dated as of November 10, 2009. The Anderson Amendment and the Schwatken Amendment are collectively referred to as the “Amendments”.
The Amendments do not modify the quantity of granted options, the term of the options or the exercise price of the options.
Change of Control. The Schwatken Amendment expressly consents to the new “change of control” provisions of the Plan (as amended). The Anderson Amendment includes language that is substantially identical to the “change of control” provisions of the Plan (as amended).
Termination by Death or Disability. The Amendments provide that the options will fully vest and the option shares shall become exercisable (to the extent not previously exercised) upon the death or disability of Mr. Anderson or Mr. Schwatken.
Termination for Cause. The Schwatken Amendment adds a provision that if Mr. Schwatken is terminated for Cause (as defined in Mr. Schwatken’s employment agreement with the Company), his option terminates and is no longer exercisable. Mr. Anderson’s Stock Option Agreement dated as of March 15, 2011 already contained such a provision.
Termination for Good Reason or without Cause. The Amendments provide that if either Mr. Anderson or Mr. Schwatken are terminated without Cause, or terminate their employment for Good Reason (as such terms are defined in the Anderson Amendment and Mr. Schwatken’s employment agreement, respectively), they will have 3 years to exercise their options (or, if earlier, until the expiration of the stated term of the option).
Retirement. The Amendments provide that if either Mr. Anderson or Mr. Schwatken retire from the Company upon reaching the age of 65 after 10 years of continuous service to the Company or the age of 55 after 20 years of continuous service to the Company, the vesting of their options shall continue without giving any effect to the retirement. Mr. Anderson or Mr. Schwatken will have 3 years from the date of retirement to exercise the portion of their options vested at the time of retirement and 3 years from the date of vesting of any portion of their options that vest after retirement (or in both cases, if earlier, until the expiration of the stated term of their options). If the Committee determines in good faith that either Mr. Anderson or Mr. Schwatken have breached any of their obligations to the Company or otherwise taken any willful action that has had a significant adverse effect upon the Company, the vesting of the options will cease and any unvested portion will be forfeited.
The Amendments are incorporated herein by reference. The foregoing description of the Amendments do not purport to be complete and are qualified in their entirety by reference to the attached exhibits.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Novation Companies, Inc. 2004 Incentive Stock Plan (as amended and restated through March 2, 2015)
10.2	Amended and Restated Stock Option Agreement, by and between the Company and W. Lance Anderson, dated as of March 2, 2015
10.3	Amended and Restated Employee Non-Qualified Stock Option Agreement, by and between the Company and Rodney E. Schwatken, dated as of March 2, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVATION COMPANIES, INC.

DATE: March 5, 2015	/s/ Rodney E. Schwatken Rodney E. Schwatken Chief Financial Officer